EXHIBIT 99.7

Contacts:     Jerry B. Hook, Ph.D.             Ronald H. Spair
              President & CEO                  Vice President & CFO
              Sparta Pharmaceuticals, Inc.     Sparta Pharmaceuticals, Inc.
              (215) 442-1700, ext. 205         (215) 442-1700, ext. 207


Release:  IMMEDIATE


Sparta Pharmaceuticals, Inc. Reports Final Closing of Private Placement
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          Horsham, PA, August 28, 1996 -- Sparta Pharmaceuticals, Inc.(NASDAQ:
SPTA, SPTAU, SPTAW and SPTAZ) completed the closing of its previously announced private placement of equity securities. Aggregate gross proceeds amounted to $12,765,000. The securities sold were Units, or fractions thereof, with each Unit comprised of 10,000 shares of the Company's Series B' Convertible Preferred Stock with a conversion price of $1.50 per share, and warrants to purchase 66,667 shares of the Company's Common Stock at $1.50 per share. Each Unit was priced at $100,000. The currently outstanding shares of the Company's Series A Preferred Stock will be automatically converted into Units sold in this private placement. The Units have not been registered under the Securities Act of 1933, or the "Blue Sky" laws of any state, and may not be offered or sold in The United States absent registration, or an applicable exemption from the registration requirements of, the Securities Act of 1933.

          Proceeds from this private placement are expected to be used to conduct human clinical trials of SpartajectTM busulfan, RII retinamide and L.A.D.D. TM 5-FP, all of which have approved INDs, for research and development activities and for working capital purposes. "We are extremely gratified by the favorable response we received from investors in this financing," said Jerry B. Hook, Ph.D., President & Chief Executive Officer of Sparta. "These funds provide a solid base upon which to build our cancer chemotherapy franchise and to support our growing preclinical program in serine protease inhibitors."

          This news release contains forward-looking statements. Actual results could vary from those currently expected and involve risks and uncertainties, such as the inherent uncertainty of the drug development process, the duration and difficulty of obtaining necessary regulatory approvals, the ability of the Company to successfully conclude further financings and other risks detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to release publicly any revisions of these forward-looking statements which may be made to reflect events or circumstances after the date hereof.

          Sparta Pharmaceuticals is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases, including cancer, cardiovascular disorders and acute inflammation.